As filed with the Securities and Exchange Commission on September 1, 2016

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Juniper Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-2758596
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Juniper Pharmaceuticals, Inc.

33 Arch Street

Suite 3110

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

Amended and Restated 2015 Long-Term Incentive Plan

New Employee Inducement Nonqualified Stock Option Award

(Full titles of the plans)

George O. Elston

Chief Financial Officer

Juniper Pharmaceuticals, Inc.

33 Arch Street

Suite 3110

Boston, Massachusetts 02110

Tel: (617) 639-1500

Copy to:

Herbert F. Kozlov, Esq.

Aron Izower, Esq.

Reed Smith LLP

599 Lexington Avenue, 28th Floor

New York, New York 10022

Tel: (212) 521-5400; Fax: (212) 521-5450

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, par value $0.01 per share	2,482,299(2)	$5.54	$13,751,937	$1,384.82
Common Stock, par value $0.01 per share	225,000(3)	$5.54	$1,246,500	$125.52
Total			$14,998,437	$1,510.34

(1)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.
(2)	Represents (a) 1,500,000 newly authorized shares of Juniper Pharmaceuticals, Inc.’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Juniper Pharmaceuticals, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “2015 Plan,” and, as amended and restated, the “Amended 2015 Plan”), (b) 51,740 shares of Common Stock that remained available for grant under the Amended and Restated 2008 Long-Term Incentive Plan (the “2008 Plan”), as of the effective date of the 2015 Plan, and may be issued under the Amended 2015 Plan, and (c) 930,599 shares of Common Stock subject to stock options presently outstanding under the 2008 Plan, which may become issuable under the 2015 Amended Plan in the event such awards are forfeited or lapse unexercised or are settled in cash and are not issued under the 2008 Plan. These shares are in addition to the 1,000,000 shares of Common Stock that were previously registered on Form S-8 (File No. 333-205723) and may also be issued under the Amended 2015 Plan.
(3)	Represents shares of Common Stock issuable to Alicia Secor pursuant to a nonqualified stock option award agreement, dated July 20, 2016. Such options were granted as an inducement material to employment with the registrant in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the Nasdaq Capital Market on August 31, 2016, in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such document will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act (by incorporation by reference or otherwise). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required under Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by Juniper Pharmaceuticals, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 10, 2016, as amended by Form 10-K/A filed with the Commission on April 22, 2016;

2.	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 4, 2016, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 4, 2016;

3.	Current Reports on Form 8-K filed with the Commission on March 24, 2016, June 2, 2016, June 15, 2016, July 20, 2016, and July 28, 2016.

4.	The description of Common Stock, which was included in the Company’s registration statement on Form 8-A, filed with the Commission on February 12, 2004; and

5.	The description of Company’s preferred stock purchase rights set forth in Registrant’s Registration Statement on Form 8-A filed on November 30, 2010, and as amended on Form 8-A filed on September 22, 2011, and as amended on Form 8-A filed on March 6, 2013 (including any and all amendments and reports filed for the purpose of updating that description).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

The Company will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Juniper Pharmaceuticals, Inc.

33 Arch Street

Suite 3110

Boston, Massachusetts 02110

Attn: Investor Relations

(617) 639-1500

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s by-laws provide that the Company shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to an action or proceeding other than one by or in the right of Juniper, by reason of the fact that such person is or was a director or officer, or was serving in such capacities at another entity at the specific request of Juniper, on the same conditions provided by the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to Juniper or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the Company indemnify our directors and officers to the fullest extent permitted by law and advance to our directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Reed Smith LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1	Amended and Restated 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Filed No. 001-10352), filed on July 28, 2016)

99.2	Form of Nonqualified Stock Option Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan

99.3	Form of Incentive Stock Option Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan

99.4	Form of Restricted Stock Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 1, 2016.

Juniper Pharmaceuticals, Inc.

By:	/s/ Alicia Secor
Alicia Secor
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Alicia Secor and George O. Elston and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post- effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alicia Secor Alicia Secor	President and Chief Executive Officer (Principal Executive Officer) and Director	September 1, 2016

/s/ George O. Elston George O. Elston	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 1, 2016

/s/ Nikin Patel Nikin Patel	Chief Operating Officer and Director	September 1, 2016

/s/ Frank Armstrong Frank Armstrong	Director	September 1, 2016

/s/ Frank C. Condella, Jr. Frank C. Condella, Jr.	Director	September 1, 2016

/s/ Cristina Csimma Cristina Csimma	Director	September 1, 2016

/s/ James A. Geraghty James A. Geraghty	Director	September 1, 2016

/s/ Mary Ann Gray Mary Ann Gray	Director	September 1, 2016

/s/ Ann C. Merrifield Ann C. Merrifield	Director	September 1, 2016

INDEX TO EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Reed Smith LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1	Amended and Restated 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Filed No. 001-10352), filed on July 28, 2016)

99.2	Form of Nonqualified Stock Option Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan

99.3	Form of Incentive Stock Option Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan

99.4	Form of Restricted Stock Award Agreement under the Amended and Restated 2015 Long-Term Incentive Plan